Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 12235 El Camino Real San Diego, California 92130-3002 O: 858.350.2300 F: 858.350.2399

March 17, 2022

Aadi Bioscience, Inc.

1783, Sunset Blvd., Suite A250

Pacific Palisades, California 90272

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Aadi Bioscience, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $75,000,000 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-255129) filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2021 and which was declared effective on April 15, 2021 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Sales Agreement (the “Sales Agreement”) dated as of March 17, 2022 by and between the Company and Cowen and Company, LLC.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and has been filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933, as amended. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

AUSTIN        BEIJING        BOSTON         BRUSSELS        HONG KONG        LONDON        LOS ANGELES        NEW YORK

PALO ALTO        SAN DIEGO        SAN        FRANCISCO        SEATTLE        SHANGHAI         WASHINGTON, DC        WILMINGTON, DE

Aadi Bioscience, Inc.

March 17, 2022

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about March 17, 2022 for incorporation by reference into the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/	Wilson Sonsini Goodrich & Rosati, Professional Corporation